Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT is dated effective as of June 5, 2008 (“Effective Date”) by and between Red Lion Hotels Corporation, a Washington corporation (the “Company”), and Anthony F. Dombrowik (the “Executive”), and is intended to replace and supersede that certain Executive Employment Agreement between the Company and the Executive dated April 12, 2007.
The Company desires to employ the Executive in the capacity of Senior Vice President, Chief Financial Officer, and the Executive desires to be so employed, on the terms and subject to the conditions set forth in this agreement (the “Agreement”).
Now, therefore, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto hereby agree as follows:
1. Employment; Term.
(a) The Company employs the Executive, and the Executive agrees to be employed by the Company, upon the terms and subject to the conditions set forth herein, for a term commencing on the Effective Date and terminating on December 31, 2008 unless terminated earlier in accordance with Section 5 of this Agreement; provided, that, subject to earlier termination in accordance with Section 1(b) or Section 5 of this Agreement, such term shall automatically be extended from time to time for additional periods of one calendar year from the date on which it would otherwise expire unless the Executive, on one hand, or the Company, on the other, gives notice to the other party not less than 120 days prior to such date that he or it elects to permit the term of this Agreement to expire without extension on such date. The initial term of this Agreement as the same may be extended in accordance with the terms of this Agreement is hereinafter referred to as the “Term”.
(b) Notwithstanding anything to the contrary in this Agreement, the Agreement shall automatically terminate and the Term shall expire on May 31, 2012 (the “Expiration Date”), and no notice or action shall be required by the Company or the Executive for such termination and expiration to be effective.
2. Positions; Conduct.
(a) During the Term, the Executive will hold the title and office of, and serve in the position of, Senior Vice President, Chief Financial Officer of the Company. The Executive shall report to the Chief Executive Officer of the Company and shall perform such specific duties and services (including service as an officer, director or equivalent position of any direct or indirect subsidiary without additional compensation) as the Company shall reasonably request consistent with the Executive’s position.
(b) During the Term, the Executive agrees to devote his full business time and attention to the business and affairs of the Company and to faithfully and diligently perform, to the best of his ability, all of his duties and responsibilities hereunder. Nothing in this Agreement shall preclude the Executive from devoting reasonable time and attention to the following (the “Exempted Activities”): (i) serving as an officer, director, trustee or member of any organization, (ii) engaging in charitable and community activities and (iii) managing his personal investments and affairs. In no event shall the Exempted Activities involve any material conflict of interest with the interests of the Company or, individually or collectively, interfere materially with the performance by the Executive of his duties and responsibilities under this Agreement.

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(c) The Executive’s office and place of rendering his services under this Agreement shall be in the principal executive offices of the Company. During the Term, the Company shall provide the Executive with executive office space, and administrative and secretarial assistance and other support services consistent with his positions and with his duties and responsibilities hereunder.
3. Board of Directors; Committees.
          It is understood that the right to elect directors of the Company is by law vested in the stockholders and directors of the Company, and it is mutually contemplated that service on the board of directors of the Company (the “Board”) or any of the Company’s subsidiaries, or on any committee of the Board or the board of directors of any of the Company’s subsidiaries, is not a condition of this Agreement.
4. Salary; Additional Compensation; Perquisites and Benefits.
(a) During the Term, the Company will pay the Executive a base salary at an annual rate of not less than $175,000 per annum, subject to annual review by the Compensation Committee of the Board (the “Committee”) and, in the discretion of the Committee, to increase from time to time. Once increased, such base salary may not be decreased. Such salary shall be paid in periodic installments in accordance with the Company’s standard practice, but not less frequently than semi-monthly.
(b) During the Term, Executive shall participate in the Company’s Executive Officers Variable Pay Plan dated effective January 1, 2005 and any successor or replacement bonus plans as may be adopted by the Committee from time to time for senior executives of the Company (the “VPP”). If Executive achieves the target performance goals determined under the VPP by the Committee for any calendar year, he shall be entitled to a bonus for that year equal to at least 30% of his base salary for that year (with any partial year pro rated).
(c) The Board or the Committee in its sole discretion may award any additional or other amounts of cash, restricted stock or options or other equity based awards in respect of any whole or partial year during the Term.
(d) The Company will reimburse the Executive, in accordance with its standard policies from time to time in effect, for all out-of-pocket business expenses as may be incurred by the Executive in the performance of his duties under this Agreement.
(e) The Executive shall be entitled to vacation time to be credited and taken in accordance with the Company’s policy from time to time in effect for senior executives, which in any event shall not be less than a total of four weeks per calendar year.
(f) The Company shall indemnify the Executive to the fullest extent permitted under the law of the State of Washington.
5. Termination
(a) The Term will terminate automatically on the Expiration Date or upon the Executive’s death and, in the case of a determination of the Executive’s Disability, will terminate upon notice by the Company or the Executive to the other. As used herein the term “Disability” means the Executive’s inability to perform his duties and responsibilities under this Agreement for a period of more than 120 consecutive days, or for more than 180 days, whether or not consecutive, during any 365-day period, due to physical or mental incapacity or impairment. A determination of Disability will be made by a physician satisfactory to both the Executive and the Company; provided that if they cannot agree as to a physician, then each shall select a physician and these two together shall select a third physician whose determination of Disability shall be

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binding on the Executive and the Company. Should the Executive become incapacitated, his employment shall continue and all base salary and other compensation due the Executive hereunder shall continue to be paid through the date upon which the Executive’s employment is terminated for Disability in accordance with this section.
(b) The Term may be terminated by the Company upon notice to the Executive with or without “Cause” as defined herein.
(c) The Term shall terminate automatically and without any further notice or action upon the Executive’s resignation or retirement from the Company, with or without Good Reason (as defined below), or if the Term is not extended pursuant to the proviso to Section 1(a) as a result of the Executive or the Company giving notice thereunder that it elects to permit the Term to expire without extension.
6. Severance.
(a) If the Term terminates for any reason, the Company will pay to the Executive an aggregate amount equal to the Executive’s accrued and unpaid base salary through the date of such termination, additional salary payments in lieu of the Executive’s accrued and unused vacation time, unreimbursed business expenses, unreimbursed medical, dental and other employee benefit expenses in accordance with the applicable plans, and any and all other benefits available to the Executive or Executive’s estate under then-existing Company benefit plans or policies, including if applicable death or Disability benefits, provided for (the “Standard Termination Payments”). Except as expressly provided below, payment of the Standard Termination Payments shall be the Company’s only obligation to Executive, and the Company shall incur no further liability, in connection with such termination.
(b) If the Term is terminated upon the Executive’s death or Disability, the Company will pay to the Executive’s estate or the Executive, as the case may be (i) the Standard Termination Payments, (ii) a lump sum payment, if applicable, equal to the Executive’s earned but unpaid bonus under the VPP for the prior fiscal year, and (iii) a lump sum payment equal to the Executive’s target bonus under the VPP for the fiscal year in which the death or Disability occurs prorated for the portion of the year elapsed at the time of the termination. Such payments shall be the Company’s only obligations to Executive in such a case. The Company shall incur no further liability for such a termination.
(c) If the Company terminates the Executive’s employment under this Agreement without Cause other than by reason of his death or Disability, or if the Term is not extended pursuant to the proviso to Section 1(a) as a result of the Company giving notice thereunder that it elects to permit the Term to expire without extension, or if the Executive terminates his employment hereunder within six months of any event constituting Good Reason, the Company will (i) pay the Executive the Standard Termination Payments, (ii) pay the Executive a lump sum payment equal to the Executive’s earned but unpaid bonus under the VPP for the prior fiscal year, (iii) pay the Executive a lump sum payment equal to the Executive’s target bonus under the VPP for the fiscal year in which the termination occurs prorated for the portion of the year elapsed at the time of the termination, (iv) pay the Executive a lump sum payment equal to the Executive’s total cash compensation for the previous fiscal year (but not less than $175,000), and (v) continue in effect the Executive’s benefits with respect to life, health and insurance plans or their equivalent for one year. Such payments and the obligations set forth below in Section 6(d) shall be the Company’s only obligations to Executive in such a case. The Company shall incur no further liability for such a termination.
(d) If the Company terminates the Executive’s employment under this Agreement without Cause other than by reason of his Disability, or if the Term is not extended pursuant to the proviso to Section 1(a) as a result of the Company giving notice thereunder that it elects to permit the Term to expire without extension, or if there is a Change of Control (as defined below), or if the Executive terminates his employment hereunder within six months of any event constituting Good Reason, then, except for those stock options that have a strike price that is more than 10% greater than the closing price of the Company’s common stock on the date of such termination, expiration or Change of Control, all stock options granted to the Executive shall

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immediately vest and be exercisable and any stock grant to the Executive shall immediately vest, all Company imposed restrictions on restricted stock issued to the Executive shall be terminated and all restricted stock awarded to Executive but not yet issued shall be promptly issued to Executive.
(e) As used herein, the term “Cause” means: (i) the Executive’s willful and intentional failure or refusal to perform or observe any of his material duties, responsibilities or obligations set forth in this Agreement, if such breach is not cured within 30 days after notice thereof to the Executive by the Company, which notice shall state that such conduct shall, without cure, constitute Cause and makes specific reference to this Section 6(e); (ii) any willful and intentional act of the Executive involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) the Executive’s conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved.
(f) As used herein, the term “Good Reason” means the occurrence of any of the following, without the prior written consent of the Executive: (i) assignment to the Executive of duties materially inconsistent with the Executive’s position and responsibilities described in Section 2(a) hereof,; (ii) the removal of the Executive from the position described in Section 2(a); (iii) any material breach of this Agreement by the Company which is continuing; or (iv) a Change of Control; provided that a Change of Control shall only constitute Good Reason if, within 12 months after such Change of Control: (a) the Company changes its headquarters office location to a location more than 40 miles from the city limits of Spokane, Washington, (b) the Company changes Executive’s job title, or (c) Executive experiences a significant diminution in his duties or responsibilities or compensation compared to prior to the Change of Control, other than in connection with the termination of the Executive’s employment by the Company for Cause, by the Executive without Good Reason, or as a result of the Executive’s death or Disability. Notwithstanding anything to the contrary in this Section 6(f), the Executive shall not be deemed to have Good Reason unless the Executive gives the Company written notice that the specified conduct or event has occurred giving rise to Executive having Good Reason, and the Company fails to cure such conduct or event within thirty (30) days after the receipt of such notice.
(g) As used herein, the term “Change of Control” means the occurrence of any one of the following events: (i) the majority of the Board consists of individuals other than “Incumbent Directors”, which shall mean the members of the Board of Directors on the Effective Date and any other persons becoming directors subsequent to the Effective Date whose election or nomination for election was supported by the Executive or a majority of the directors who then comprised the Incumbent Directors; (ii) the Company adopts a plan of liquidation providing for the distribution of all or substantially all of the assets of the Company on a consolidated basis; or (iii) the Company sells all or substantially all of its assets on a consolidated basis in a single transaction or series of transactions.
(h) The amounts required to be paid and the benefits required to be made available to the Executive under this Section 6 are absolute. Under no circumstances shall the Executive, upon the termination of his employment hereunder, be required to seek alternative employment and, in the event that the Executive does secure other employment, no compensation or other benefits received in respect of such employment shall be set-off or in any other way limit or reduce the obligations of the Company under this Section 6.
(i) The amounts required to be paid to the Executive under this Section 6, together with any Gross-Up Payment required to be paid to the Executive under Section 10(b), shall be paid to the Executive as soon as practicable following the occurrence of the event that entitles the Executive to such payments; provided, however, if the Executive at the time of his separation from service with the Company is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), then such amounts shall instead be paid, and any lapse of restrictions on restricted stock awards or the issuance of common stock subject to restricted stock under Section 6(d) shall occur, six months after his separation from service to the extent necessary so that none of such amounts will be subject to the additional income tax provided for in Section 409A(a)(1)(B)(i) of the Code.

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7. Confidential Information.
(a) The Executive acknowledges that the Company and its Affiliates (as defined below) own and have developed and compiled, and will in the future own, develop and compile certain Confidential Information and that during the course of his rendering services to the Company Confidential Information has and will be disclosed to the Executive by the Company and its Affiliates. The Executive hereby agrees that, during the Term (except as required to conduct the business of the Company) and thereafter, he will not in any way use or disclose, furnish or make accessible to anyone, directly or indirectly, any Confidential Information of the Company or its Affiliates. As used herein, an “Affiliate” of a person or other entity means a person or other entity that directly or indirectly controls, is controlled by or is under common control with the person or other entity specified (including without limitation any investment entity managed by the person or other entity specified or a person or entity that directly or indirectly controls, is controlled by or under common control with the person or other entity specified).
(b) As used herein, the term “Confidential Information” means any trade secrets, confidential or proprietary information, or other knowledge, know-how, information, documents or materials, owned, developed or possessed by the Company or one of its Affiliates pertaining to its businesses the confidentiality of which such company takes reasonable measures to protect, including, but not limited to, trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, developments, test results, reports, specifications, data, formats, marketing data and business plans and strategies, business opportunities, guest lists, vendor terms, agreements and other forms of documents, expansion plans, budgets, projections, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to the Executive, (ii) becomes generally known or generally available to the public subsequent to its disclosure to the Executive through no wrongful act of the Executive, (iii) is or becomes available to the Executive from sources other than the Company or its Affiliates which sources are not known to the Executive to be under any duty of confidentiality with respect thereto or (iv) the Executive is required to disclose by applicable law or regulation or by order of any court or federal, state or local regulatory or administrative body (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company, at the Company’s sole expense, in seeking a protective order or other appropriate protection of such information).
8. Restrictive Covenants.
(a) The Executive agrees that during his employment hereunder and for a period of twelve months thereafter the Executive will not, directly or indirectly, engage or participate or make any financial investments in (other than ownership of up to 5% of the aggregate of any class of securities of any corporation if such securities are listed on a national stock exchange or registered under section 12(g) of the Securities Exchange Act of 1934) or become employed by, or act as an agent or principal of, or render advisory or other management services to or for, any Competing Business. As used herein the term “Competing Business” means any business which includes hotel ownership, hotel management, hotel services or hotel franchising and has a headquarters in Washington, Oregon, Idaho, Montana, Utah or Northern California, defined as the area from San Jose, California north to California’s border with Oregon.
(b) The Executive agrees that during his employment hereunder and for a period of twenty-four months thereafter he will not solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of the Term was an employee of the Company or any of its Affiliates (other than a person whose employment with the Company or such Affiliate has been terminated by the Company or such Affiliate), to become employed by any person, firm or corporation.

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9. Specific Performance.
(a) The Executive acknowledges that the services to be rendered by him hereunder are of a special, unique, extraordinary and personal character and that the Company would sustain irreparable harm in the event of a violation by the Executive of Section 7 or 8 hereof. Therefore, in addition to any other remedies available, the Company shall be entitled to specific enforcement and/or an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement without proving actual damages or posting a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.
(b) If any of the restrictions on activities of the Executive contained in Sections 7 or 8 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope or activity of subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the maximum extent compatible with the applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.
(c) Notwithstanding anything in this Agreement to the contrary, in the event that the Company fails to make any payment of any amounts or provide any of the benefits to the Executive when due as called for under Section 6 of this Agreement and such failure shall continue for twenty (20) days after notice thereof from the Executive, all restrictions on the activities of the Executive under Sections 7 and 8 shall be immediately and permanently terminated.
10. Withholding; Additional Payments.
(a) The parties agree that all payments to be made to the Executive by the Company pursuant to the Agreement shall be subject to all applicable withholding obligations.
(b) The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Company and shall not constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code. In the event the parties determine that the severance benefits or any other benefits or payments to which Executive is entitled pursuant to this Agreement or otherwise (collectively, the “Total Benefits”), will be subject to the excise tax imposed pursuant to Section 4999 of the Code (“Excise Tax”), the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the payment provided for by this Section, will be equal to the Total Benefits.
For purposes of this Section, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of termination of Executive’s employment with the Company, net of the reduction in federal income taxes that could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by Executive).
In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive’s employment, Executive shall repay to the Company, at the time the amount of such reduction in Excise Tax is fully determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on

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the Gross- Up Payment being repaid by Executive to the extent that such repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment to Executive in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined.
The parties’ obligations under this Section shall survive termination of this Agreement.
11. Notices.
All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered personally, four days after being mailed if sent by registered or certified mail, postage pre-paid, or by one day after delivery if sent by air courier (for next-day delivery) with evidence of receipt thereof or by facsimile with receipt confirmed by the addressee. Such notices shall be addressed respectively:
If to the Executive, to:
Anthony Dombrowik
2313 Brookfield Lane
Spokane, WA 99223
If to the Company, to:
Red Lion Hotels Corporation
201 W. North River Drive
Spokane, WA 99201
Attn: Chief Executive Officer
With copy (which shall not constitute notice) to:
Red Lion Hotels Corporation
201 W. North River Drive
Spokane, WA 99201
Attn: General Counsel
or to any other address of which such party may have given notice to the other parties in the manner specified above.
12. Miscellaneous.
(a) This Agreement is a personal contract calling for the provision of unique services by the Executive, and the Executive’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. The rights and obligations of the Company hereunder will be binding upon and run in favor of its successors and assigns.
(b) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington.
(c) Any controversy arising out of or relating to this Agreement or any breach hereof shall be settled by arbitration in Spokane, Washington by a single neutral arbitrator who shall be a retired federal or state court judge in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon any award rendered may be entered in any court having jurisdiction thereof, except in

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the event of a controversy relating to any alleged violation by the Executive of Section 7 or 8 hereof, the Company shall be entitled to seek injunctive relief from a court of competent jurisdiction without the requirement to seek arbitration. In addition to all other relief, the substantially prevailing party in any arbitration or court action shall be entitled to his or its reasonable attorney fees and costs incurred by reason of the controversy (including any appellate review and bankruptcy or enforcement proceedings).
(d) The headings of the various sections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
(e) The provisions of this Agreement which by their terms call for performance subsequent to the expiration or termination of the Term shall survive such expiration or termination.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date first above written.

EXECUTIVE:	COMPANY:

RED LION HOTELS CORPORATION

By
Anthony F. Dombrowik	Anupam Narayan, President and
Chief Executive Officer

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